Exhibit (i)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Western Asset High Yield Defined Opportunity Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$269,283,663	0.0001531	$41,227.33

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$269,283,663

Total Fees Due for Filing			$41,227.33

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$41,227.33